EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Keisuke Ohmori	Daniel Francisco
	Toshiba Corporation	Micron Technology, Inc.
	81-3-3457-2105	208-863-6261
	keisuke.oomori@toshiba.co.jp	dfrancisco@micron.com

TOSHIBA AND MICRON AGREE TO SETTLE
ALL PENDING LEXAR LITIGATION

TOKYO and BOISE, Idaho, September 15, 2006 — Toshiba Corporation and Micron Technology, Inc., today announced they have entered into agreements where Toshiba will purchase certain of Micron’s semiconductor technology patents and license patents previously owned by Lexar Media, Inc. in exchange for payments totaling $288 million.

The agreements settle all outstanding NAND flash memory-related litigation between Toshiba Corporation, its subsidiaries and Lexar Media, Inc., which Micron acquired in June. As a result of the license and purchase agreements, the litigation pending between Toshiba and Lexar in the Northern District of California U.S. District Court, the International Trade Commission (ITC) and California Court of Appeals will be dismissed.

“We appreciate that Micron approached this issue in a positive spirit that allowed the parties to work together to bring all outstanding litigation and claims to a full and final resolution,” said Masashi Muromachi, corporate executive vice president of Toshiba Corporation and president & CEO of Toshiba’s Semiconductor Company. “Going forward, we will continue to contribute to the growth and development of the NAND flash industry.”

“We have enjoyed a strong relationship with Toshiba for a number of years, have the highest respect for Toshiba as an innovator in flash technology and see no merit in continuing to pursue this litigation,” said Steve Appleton, Micron chairman, CEO and president.

About Toshiba

Toshiba, a world leader in high technology, is a diversified manufacturer and marketer of advanced electronic and electrical products spanning information & communications equipment and systems, digital consumer products, electronic devices and components, power systems, industrial and social infrastructure systems, and home appliances.

Under its mid-term business plan, Toshiba is promoting initiatives for sustained growth that will support its continued development as a highly profitable group of companies active in both high growth and stable growth businesses. Toshiba has 172,000 employees worldwide and annual sales of over US$54 billion. Toshiba was a principal innovator of NAND flash memory technology in the 1980’s and has been a pioneer throughout its development. Visit Toshiba’s web site at www.toshiba.co.jp/index.htm

About Micron

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND Flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.